SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF

                       THE SECURITIES EXCHANGE ACT OF 1934


                         DATE OF REPORT - August 2, 2001
                        (Date of Earliest Event Reported)

                                 ZENASCENT, INC.
             (Exact name of registrant as specified in its charter)


                          Commission File No. 333-89941

        DELAWARE                                  65-0648808
------------------------------            -----------------------------
  (State of Incorporation)                  (I.R.S. Employer
                                             Identification No.)

10 West 33rd Street, Suite 705
New York, New York                         10001
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(Address of principal                     (Zip Code)
  executive offices)


Registrant's telephone number, including area code:   (212) 594-8146

                        Not applicable
-----------------------------------------------------------------------
     (Former name or former address, if changed since last report)


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ITEM 5.  Other Events.

      On September 17, 2001, Zenascent, Inc., a Delaware corporation (the "Company"), entered into an Amended and Restated Agreement and Plan of Merger, dated as of September 17, 2001 (the "Restated Merger Agreement") which amended and restated in its entirety the Agreement and Plan of Merger, dated as of August 2, 2001, by and among the Company, Zenascent Newco Inc., Cedric Kushner Boxing, Inc. ("CKB"), Cedric Kushner and James DiLorenzo (the "Merger Agreement"). The Merger Agreement was included as Exhibit 2.1 to the Company's 8-K filed on August 8, 2001 (the "August 8 8-K"). The August 8 8-K is amended and restated in its entirety hereby.

      Pursuant to the Restated Merger Agreement, CKB will merge with a wholly-owned Delaware corporation subsidiary of the Company, with CKB being the surviving corporation (the "Merger"). Under the terms of the Merger, the Company will acquire 100% of the capital stock of CKB in exchange for the issuance to the stockholders of CKB of the following consideration:

      (1) at the time of the Merger, shares of preferred stock of the Company (the "Merger Preferred Stock") that are convertible into common stock of the Company;

      (2) on December 31, 2002, certain additional shares of common stock of the Company which, when added to the shares of common stock issued upon conversion of the Merger Preferred Stock, will total 17,200,000 shares of common stock of the Company;

      (3) if the surviving corporation reaches certain revenue goals for the years ending December 31, 2002 and 2003, certain additional shares of common stock of the Company which, when added to the previously issued shares of common stock of the Company, will total approximately 65% of the total outstanding capital stock of the Company as of the Merger.

      As of the closing of the Merger, the Company will have no more than 25,000,000 shares of common stock outstanding (including the conversion of all outstanding preferred stock). Upon consummation of the Merger, all of the Merger Preferred Stock will be restricted securities.

      Upon consummation of the Merger, the Company's management and Board of Directors intend to resign and will be replaced with CKB's management and a Board of Directors that will consist of four (4) persons designated by the stockholders of CKB and one (1) person designated by the Company's present Board of Directors. CKB, through its wholly-owned subsidiary Cedric Kushner Promotions, Ltd. ("CKP"), is currently engaged in the business of promoting boxing events. In addition, prior to the Merger, CKB intends to acquire a related entity, Big Content, Inc., a Delaware corporation ("Big Content"), that produces boxing-based television programming. The acquisition of Big Content by CKB is a condition to the Merger.

      The surviving corporation will continue the existing businesses conducted by CKB. Except as contemplated by the Merger, the stockholders of CKB have no material relationship with the Company or


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its affiliates. The amount of the consideration to be paid in the Merger has been determined by arms' length negotiations between the Company and the CKB stockholders.

      Consummation of the Merger is subject to numerous conditions, including, without limitation, the consummation by the Company of a financing (the "Pre-Merger Financing") with gross proceeds to the Company of at least $2,500,000 in the aggregate and a bridge loan in the principal amount of at least $652,500 from the Company to CKP, which bridge loan is to be provided from the proceeds of the Pre-Merger Financing.

      The authorized capital stock of the Company currently consists of 20,000,000 shares of common stock and 5,000,000 shares of preferred stock. Following the Merger, the Company is obligated to seek stockholder approval to increase the number of authorized shares of common stock to 100,000,000.

      As of the date of the Restated Merger Agreement and prior to the Pre-Merger Financing, the Company had outstanding 7,964,977 shares of common stock and had reserved for issuance 9,397,905 shares of common stock (the "Reserved Shares") to be issued upon the exercise or conversion, if any, of all outstanding options, warrants, convertible notes and other instruments convertible into or exercisable for common stock. The Reserved Shares do not include (i) shares of common stock which may be issued in the Merger or upon conversion of securities issued as merger consideration, (ii) shares of common stock which may be issued upon conversion of the Series A Stock (as defined in the next sentence), (iii) shares to be issued in the Pre-Merger Financing or
(iv) shares of common stock which may be issued upon exercise of the Series A Warrants (as defined in the next sentence). The Company has also agreed to issue 135,000 shares of Series A Convertible Preferred Stock that are convertible into 1,350,000 shares of common stock (the "Series A Stock") and warrants to acquire 1,350,000 shares of common stock (the "Series A Warrants").

      A copy of the Restated Merger Agreement is filed herewith as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Restated Merger Agreement is qualified in its entirety by reference to the full text of the Restated Merger Agreement.

Item 7.  Financial Statements, PRO FORMA Financial Information and Exhibits

(a)   Financial Statements.

      Not applicable.

(b)   Pro Forma Financial Information.

      Not applicable.

(c)   Exhibits


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EXHIBIT                 DESCRIPTION

2.1 Amended and Restated Agreement and Plan of Merger between Zenascent, Inc., Zenascent Newco Inc., Cedric Kushner Boxing, Inc., Cedric Kushner Promotions, Ltd., Cedric Kushner and James DiLorenzo dated September 17, 2001.

99.1              Press Release dated September 21, 2001



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              ZENASCENT, INC.

                              By    /s/ Steven Angel
                                    ---------------------
                                    Name:  Steven Angel
                                    Title: Secretary

Dated: September 21, 2001